Exhibit 99.1

Contacts:

CryoCor Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Press Release

CryoCor Announces Addition to Board of Directors

San Diego, CA, July 21, 2006 – CryoCor, Inc. (Nasdaq:CRYO), a medical device company focused on the treatment of cardiac arrhythmias, announced today that J. Mark Hattendorf has been appointed to its Board of Directors. Mr. Hattendorf’s appointment is effective immediately, and he will serve as the Chairman of the Audit Committee of CryoCor.

Mr. Hattendorf has over 30 years of experience in accounting, finance and business management, including as the senior financial officer for a number of publicly and privately-held companies. He is currently the Chief Financial Officer of EWI Holdings, a San Diego-based technology company, and has experience serving on the board of directors of publicly-held and not-for-profit entities. He is a Certified Public Accountant and holds an undergraduate degree in Accounting and an MBA in Finance from Loyola Marymount University in Los Angeles, California.

Kurt Wheeler, Chairman of the Board of Directors said, “We are very pleased Mark has agreed to join our Board. His substantial financial management expertise will add immediate value to our Audit Committee’s collective efforts and I look forward to working closely with him.”

Ed Brennan, President and CEO added, “I believe Mark will help greatly in assisting the Board and management in evaluating, developing, and refining our financial strategies. Mark’s background provides both technical expertise and experience with different financing structures that will be an asset to the company.”

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. CryoCor’s product, the CryoCor

Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation, or AF, and atrial flutter, or AFL, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of AF. In addition, CryoCor has conducted a pivotal trial for the treatment of AFL and filed an application for pre-market approval, or PMA, with the FDA in 2005. The FDA did not approve that PMA filing for the treatment of AFL and CryoCor is evaluating its ability to amend the PMA. For more information please visit CryoCor’s website at http://www.cryocor.com.

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